Exhibit 10.22

INTERESTS AND LIABILITIES CONTRACT

(hereinafter referred to as the “Contract”)

to the

WORKERS COMPENSATION (TRADITIONAL) EXCESS OF LOSS

REINSURANCE AGREEMENT

(hereinafter referred to as the “Agreement”)

between

EASTERN ALLIANCE INSURANCE COMPANY

and/or

ALLIED EASTERN INDEMNITY COMPANY

both of Lancaster, Pennsylvania

and/or

their quota share reinsurers if any

(hereinafter referred to as the “Company”)

and

UNDERWRITING MEMBERS OF LLOYD’S

(hereinafter referred to as the “Reinsurer(s)”)

IT IS HEREBY AGREED that Reinsurers have participations of 52% of part 1, and 59% of part 2, in the Interests and Liabilities of the attached Agreement, which becomes effective as of 12:01 am eastern standard time 1st May 2005 until 12:01 am eastern standard time 1st May 2006.

The share of each Reinsurer in the Interests and Liabilities of all Reinsurers in respect of the said Agreement shall be separate and apart from the shares of the other Reinsurers, and the Interests and Liabilities of each Reinsurer shall not be joint with those of the other Reinsurers, and in no event shall any Reinsurer participate in the Interests and Liabilities of the other Reinsurers.

IN WITNESS WHEREOF, the parties hereto have caused this Contract to be executed, in duplicate, by their duly authorised representative this 20th day of September 2005.

EASTERN ALLIANCE INSURANCE COMPANY

on this 20th day of September 2005

SIGNING SCHEDULE

Attaching to and forming part of Agreement Number. NA0500458 (Part 2)

BUREAU REFERENCE 61555 27/06/05	BROKER NUMBER 0868

PROPORTION %	SYNDICATE	UNDERWRITER’S REFERENCE
27.50	435	92998400
17.00	2000	528A00005111
10.00	4472	1102020105FL
4.50	1084	19072K05AA

TOTAL LINE 59.00	No. OF SYNDICATES 4

THE LIST OF UNDERWRITING MEMBERS

OF LLOYDS IS IN RESPECT OF 2005

YEAR OF ACCOUNT

EASTERN ALLIANCE INSURANCE COMPANY

ALLIED EASTERN INDEMNITY COMPANY

WORKERS COMPENSATION (TRADITIONAL) EXCESS OF LOSS

REINSURANCE AGREEMENT

TABLE OF CONTENTS

ARTICLE	SUBJECT	PAGE

	Preamble	1

1	Period	1

2	Business Reinsured	2

3	Exclusions	2

4	Territorial Scope	3

5	Definitions	3

6	Net Retained Lines	5

7	Limit and Retention	5

8	Reinstatement	6

9	Notice of Loss and Loss Settlements	6

10	Premium	6

11	Options of the Company	7

12	Commutation	8

13	Currency	9

14	Subrogation	9

15	Taxes	9

16	Delays, Errors and Omissions	10

17	Access to Records	10

18	Loss Reserves	10

19	Insolvency	11

20	Insolvency Cut-Through	12

21	Offset	12

22	Governing Law	13

23	Arbitration	13

24	Service of Suit	14

25	Agency	14

26	Severability	14

27	Intermediary	15

WORKERS COMPENSATION (TRADITIONAL) EXCESS OF LOSS

REINSURANCE AGREEMENT

(hereinafter referred to as the “Agreement”)

between

EASTERN ALLIANCE INSURANCE COMPANY

and/or

ALLIED EASTERN INDEMNITY COMPANY

both of Lancaster, Pennsylvania

and/or

their quota share reinsurers if any

(hereinafter referred to as the “Company”)

and

VARIOUS REINSURER(S) AS PER THE

INTERESTS AND LIABILITIES CONTRACT(S)

ATTACHED HERETO

(hereinafter referred to as the “Reinsurer(s)”)

PREAMBLE

In consideration of the mutual covenants hereinafter contained and upon the terms and conditions hereinafter set forth the parties hereto agree as follows: -

ARTICLE 1

PERIOD

This Agreement is made for the 12 months period commencing 12:01 am eastern standard time 1st May 2005 and covers losses that occur during such period and arise out of business as specified in Article 2 Business Reinsured.

In the event of non-renewal of this Agreement and at the option of the Company, business in force at the date of non-renewal will be run off hereunder until the cancellation, expiration or next anniversary of such business, whichever occurs first. Premium for such run off cover to be calculated at the rate in force hereunder at the date of cancellation or non-renewal applied to the Gross Net Earned Premium Income earned during the period of run off.

Alternatively, the Company may handle the non-renewal of this Agreement on a cut off basis, in which event Reinsurers shall have no liability for losses occurring after the date of non-renewal.

Special Termination Clause:

Notwithstanding the other provisions of this Agreement, the Company shall have the option to terminate this Agreement by giving a Reinsurer not less than 10 days advance notice, by certified mail, in the event that the Reinsurer:

1.	Experiences a loss of 15% or more of its policyholders’ surplus or shareholder funds during any 12 months period, becomes insolvent, is placed in conservation, rehabilitation or liquidation or has a receiver appointed, or

2.	Is acquired or controlled by, merged with, or reinsures its entire business with any other company or corporation, or

3.	Loses its operating license or has its operating license suspended in any jurisdiction, or

4.	Has its A.M. Best rating reduced to B++ or lower or its Standard and Poor’s rating reduced to BB+ or lower.

Also, the Company shall have the option to terminate this Agreement by giving Reinsurers not less than 10 days advance notice, by certified mail, if there is a material change in the composition of the business reinsured hereunder. A material change includes, but is not limited to, a transfer or sale of a book of business, withdrawal from a class or market segment or a sizable reduction in projected writings of a covered class.

In the event that this Agreement is terminated in accordance with the provisions of this clause, the mode of termination shall be in accordance with the provisions otherwise contained in this Agreement, with appropriate adjustment of premium to reflect the actual period of exposure. Any necessary adjustment of premium shall be calculated and amounts owed shall be remitted by the debtor party within 60 days.

ARTICLE 2

BUSINESS REINSURED

This Agreement covers in force, new and renewal business classified by the Company as Workers Compensation and/or Employers Liability and identified as Traditional Business and Retrospective Rating Plan Business, subject to the Exclusions set out in Article 3 below.

ARTICLE 3

EXCLUSIONS

1.	Airlines, Aircraft, Aircraft flight and ground operations or operations in which the flying hazard is a major part.

2.	Manufacturing, packing handling, shipping, transportation or storage of explosives, substances intended for use as an explosive, ammunition, fuses, arms, magnesium, propellant charges, detonating devices, fireworks, nitro-glycerine, celluloid or pyroxylin.

3.	Offshore

4.	Ocean Marine

5.	Ship/Boat Building

6.	Underground Mining

7.	Pole Driving, Tunnelling and Subway Construction

8.	Industrial Chemicals and Petro-Chemicals

9.	Professional Sports Teams

10.	Railroads

11.	Dikes, Locks and Caisson Work

12.	Coffer dam (except earth filled dams)

13.	Scaffolding, but only when written as such

14.	Employment covered by a Federal Act, other than United States Longshoremens and Harbor Workers Act exposures

15.	Loss or Liability excluded by the Nuclear Incident Exclusion Clause – Liability – Reinsurance, as attached.

16.	Loss or Liability excluded by the Insolvency Funds Exclusion Clause, as attached.

17.	Loss caused directly or indirectly by war, whether or not declared, civil war, insurrection, rebellion or revolution or any act or condition incidental to any of the foregoing. This exclusion will not be more limiting than the war exclusion in any policy issued by the Company, which is subject to this Agreement.

18.	Actual or alleged loss, liability, damage, injury, defence cost, cost or expense directly or indirectly caused by, contributed to by, resulting from, arising out of or in connection with any “act of terrorism” involving biological, chemical or nuclear explosion, pollution, contamination and/or fire following therefrom.

The following Exclusions also apply unless the operations or activities outlined represent, in the opinion of the Company, only a minor part of, or are incidental to, the major operations or activities of the insured.

A.	Taxicab or public livery operations

B.	Long-haul Trucking

C.	United States Longshoremens and Harbor Workers Act exposures

D.	Employee Leasing, meaning the hiring, employing or leasing of employees through Professional Employer Organisations

The Company may submit to Reinsurers, for special acceptance hereunder, business not covered by this Agreement and if said business is accepted in writing by Reinsurers, it will be subject to all terms and conditions of this Agreement, except as such terms and conditions are modified by such acceptance. Should a Reinsurer become a party to this Agreement subsequent to the acceptance of any business not normally covered hereunder, it will automatically accept same as being a part of this Agreement.

ARTICLE 4

TERRITORIAL SCOPE

This Agreement follows any territorial limitations stipulated in the original policies of the Company that are subject hereto.

ARTICLE 5

DEFINITIONS

1.	“Policies”, wherever used herein, means all binders, policies, contracts and other obligations of insurance issued by the Company.

2.	“Ultimate Net Loss”, wherever used herein, means the actual loss sustained by the Company, including loss adjustment expense and 90% of any Extra Contractual Obligations and 90% of any Loss in Excess of Original Policy Limits awards, as defined in 5. and 6. below, on its net retained liability (including any deductible or self-insured retention for which the original insured is liable) after making deductions for all recoveries and salvages actually recovered or received and all claims on inuring reinsurance, whether collectible or not. Nothing herein shall be construed to mean that losses under this Agreement are not recoverable until the Company’s Ultimate Net Loss has been ascertained. It is understood that salvages and/or recoveries received by the Company subsequent to a loss settlement hereunder, shall be applied as if received prior to the settlement, and all necessary adjustments shall be effected by the parties hereto.

All office expenses of the Company and all salaries and expenses of its officials and employees shall be excluded under this Agreement except for the pro-rata share of the salaries and expenses of the Company’s field employees according to the time occupied adjusting a loss subject hereunder and expenses of the Company’s officials incurred in connection with such loss. All other expenses including taxes, court costs and interest on judgments, incurred in investigation, adjustment and litigation shall be included in the Ultimate Net Loss, and within the reinsurance limit hereunder.

3.	“Loss Occurrence”, wherever used herein, means any one accident, disaster, casualty or happening, or series of accidents, disasters, casualties or happenings arising out of or caused by one event or one causative agency, regardless of the number of interests insured or the number of policies involved. Furthermore, all losses having a common origin or traceable to the same act, omission, mistake, happening or causative incident shall be considered a loss occurrence.

Occupational disease shall also be deemed to be a loss occurrence for the purposes of this Agreement, and each case of one employee of one insured contracting a disease by which the Company may be held liable shall be considered as constituting a separate and distinct loss occurrence. A loss from such occupational disease shall be deemed to have occurred at the first date when compensable disability of the employee commenced; or if the loss is compensable without disability, when compensability commenced, or if such dates cannot be determined, shall be deemed to have occurred on the last date of employment of said employee.

Notwithstanding the provisions of the preceding paragraph, occupational disease that is traceable to a sudden and accidental loss event which does not exceed 72 hours in duration and which involves traumatic injury or death, shall also be deemed to be a loss occurrence for the purposes of this Agreement, and all employees involved in such an event shall constitute a single loss occurrence, regardless of the number of interests insured or the number of policies involved. The date of loss of such occurrence will be the date of commencement of the loss event.

4.	“Gross Net Earned Premium Income”, wherever used herein, means the gross premium earned by the Company during the period of this Agreement on business subject to this Agreement, before the application of any credits allowed to insureds in respect of deductibles and self-insured retentions, less only earned premium paid for reinsurances, recoveries under which inure to the benefit of this Agreement. However, in respect of business written under the Company’s Retrospective Rating Plan, “Gross Net Earned Premium Income” shall be calculated from the standard premium after premium audit but prior to any retrospective rating adjustments.

5.

“Extra Contractual Obligations”, wherever used herein, means those liabilities incurred by the Company, other than Loss in Excess of Original Policy Limits, which arise from the handling of any claim on business covered hereunder as a result of an action against the Company by its insured, its insured’s assignee or a third party claimant, which action alleges negligence or bad faith on the part of the Company in handling a claim under a policy of the Company. An extra contractual obligation shall be deemed to have occurred on the same date as the loss covered or alleged to be covered under the policy.

However, this provision shall not apply to any extra contractual obligation incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organisation or party involved in the presentation, defence or settlement of any claim covered hereunder.

6.	“Loss in Excess of Original Policy Limits”, wherever used herein, means those liabilities incurred by the Company in excess of its policy limits, but otherwise within the terms of its policy, which arise from the handling of any claim on business covered hereunder as a result of an action against the Company by its insured or its insured’s assignee to recover damages the insured is legally obligated to pay to a third party claimant because of the Company’s alleged or actual negligence or bad faith in rejecting a settlement within policy limits, or in discharging its duty to defend or prepare the defence in the trial of an action against its insured, or in discharging its duty to prepare or prosecute an appeal consequent upon such an action.

However, this provision shall not apply to any loss in excess of original policy limits incurred by the Company as a result of any fraudulent and/or criminal act by any officer or director of the Company acting individually or collectively or in collusion with any individual or corporation or any other organisation or party involved in the presentation, defence or settlement of any claim covered hereunder.

ARTICLE 6

NET RETAINED LINES

This Agreement applies only to that portion of any policy which the Company retains net for its own account and in calculating the amount of any loss hereunder and in computing the amount or amounts in excess of which this Agreement attaches, only loss or losses in respect of that portion of any policy which the Company retains net for its own account shall be included.

The amount of Reinsurers’ liability hereunder in respect of any loss or losses shall not be increased by reason of the inability of the Company to collect from any other Reinsurer(s), whether specific or general, any amounts which may have become due from such Reinsurer(s), whether such inability arises from the insolvency of such other Reinsurer(s) or otherwise.

ARTICLE 7

LIMIT AND RETENTION

Part 1

Reinsurers shall not be liable for any loss hereunder until the Company’s Ultimate Net Loss exceeds $500,000 each Loss Occurrence and then Reinsurers shall be liable for the amount of Ultimate Net Loss in excess of $500,000 with a limit of liability to Reinsurers of $4,500,000 Ultimate Net Loss each Loss Occurrence, subject to a maximum recoverable hereunder of USD 4,500,000 in the aggregate for the period of this Agreement in respect of acts of terrorism.

Part 2

Reinsurers shall not be liable for any loss hereunder until the Company’s Ultimate Net Los exceeds $5,000,000 each Loss Occurrence and then Reinsurers shall be liable for the amount of Ultimate Net

Loss in excess of $5,000,000 with a limit of liability to Reinsurers of $5,000,000 Ultimate Net Loss each Loss Occurrence, subject to a maximum recoverable hereunder of USD 5,000,000 in the aggregate for the period of this Agreement in respect of acts of terrorism.

The Company agrees that, whenever the terms and conditions of the Terrorism Risk Insurance Act of 2002 permit, they will apply for recoveries from the Act rather than from this Agreement.

ARTICLE 8

REINSTATEMENT

Should all or any part of Reinsurers’ limit of liability be exhausted as a result of a loss recovery hereunder, the sum so exhausted shall be automatically reinstated from the time of the commencement of the Loss Occurrence.

In respect of Part 1, this reinstatement provision is unlimited and free. However, Reinsurers’ liability will never be more than $4,500,000 Ultimate Net Loss each Loss Occurrence.

In respect of Part 2, the Company shall pay Reinsurers for such reinstatement an additional premium calculated at pro rata of the applicable premium hereunder, being pro rata as to the amount being reinstated and 100% as to time. However, Reinsurers’ liability will never be more than $5,000,000 Ultimate Net Loss each Loss Occurrence, nor more than $10,000,000 in the aggregate in all for the period of this Agreement.

ARTICLE 9

NOTICE OF LOSS AND LOSS SETTLEMENTS

The Company will advise Reinsurers promptly of all claims or occurrences which, in the opinion of the Company, may involve Reinsurers and of all subsequent developments on these claims which may materially affect the position of Reinsurers.

Upon receipt by Reinsurers of satisfactory proof of evidence of payment of loss by the Company, Reinsurers shall promptly pay to the Company the amount of loss due under the terms of this Agreement.

Reinsurers agree to abide by the loss settlements of the Company, provided that they are within the terms and conditions of the original policies (other than as provided for in the Extra Contractual Obligations and Loss in Excess of Original Policy Limits definitions) and within the terms of this Agreement.

ARTICLE 10

PREMIUM

In respect of Part 1 of Article 7

The Company shall pay to Reinsurers a deposit premium of $2,750,000 in four equal instalments of $687,500 each, at 31st July 2005, 31st October 2005, 31st January 2006 and 30th April 2006. As soon as possible after 30th April 2007, the deposit premium will be adjusted to an amount equal to 7.50% of the Company’s Gross Net Earned Premium Income in respect of Traditional business and 6.40% of the Company’s Gross Net Earned Premium Income in respect of Retrospective Rating Plan business, subject to a minimum premium (before the application of the Profit Commission and No Claims Bonus provisions specified in Article 11 Options of the Company) of $2,750,000. The payment of any adjustment of premium shown to be due between the parties shall thereupon become due.

In respect of Part 2 of Article 7

The Company shall pay to Reinsurers a deposit premium of $450,000 in four equal instalments of $112,500 each, at 31st July 2005, 31st October 2005, 31st January 2006 and 30th April 2006. As soon as possible after 30th April 2007, the deposit premium will be adjusted to an amount equal to 1.05% of the Company’s Gross Net Earned Premium Income in respect of Traditional business and 1.05% of the Company’s Gross Net Earned Premium Income in respect of Retrospective Rating Plan business, subject to a minimum premium (before the application of the No Claims Bonus provision specified in Article 11 Options of the Company) of $450,000. The payment of any adjustment of premium shown to be due between the parties shall thereupon become due.

ARTICLE 11

OPTIONS OF THE COMPANY

At the sole option of the Company, this Agreement will be subject to the provisions of either: a) Profit Commission or b) No Claims Bonus. The Profit Commission provision does not apply to Retrospective Rating Plan business but the No Claims Bonus and Commutation provision does. The Company has to advise its decision in writing to Reinsurers by 30th April 2007.

a) Profit Commission - in respect of Part 1 of Article 7 only

Reinsurers shall allow the Company a Profit Commission determined in accordance with the following terms:

INCOME

Premium due hereunder

OUTGO

1. An allowance for Reinsurers’ expenses equal to 30% of the premium due hereunder.

2. Paid losses and loss adjustment expenses due hereunder.

3. Outstanding losses and loss adjustment expenses hereunder.

Any positive amount resulting from INCOME less OUTGO multiplied by 50% shall equal the Profit Commission. A negative balance is a Deficit. The first calculation and payment of the Profit Commission is to be made twenty four months after the end of the period of this Agreement at 1st May 2008. Re-calculations and adjustments will be made annually thereafter until all losses are finally paid and settled or commuted.

b) No Claims Bonus and Commutation - in respect of Part 1 and Part 2 of Article 7

Both Part 1 and Part 2 to be treated in the same manner

In the event of no losses being incurred under both Part 1 and Part 2 hereunder, 12 months after the end of the period hereof a No Claims Bonus shall be payable, calculated at 70% of 70% of the premiums due under both Part 1 and Part 2 combined (i.e. after deduction of Reinsurers’ expenses calculated at 30% of premium due hereunder).

In consideration of the payment of the No Claims Bonus, the Company will reassume all liability hereunder and provide Reinsurers with a full and final release of their liability hereunder. It is understood and agreed that the Company will have the option to forego making loss recoveries that would otherwise be due hereunder, in order to collect the No Claims Bonus instead and, in this event, the Company will refund to Reinsurers all loss payments actually made by Reinsurers.

ARTICLE 12

COMMUTATION

(Only applicable if the Profit Commission option is taken)

Within three months following 84 months after the end of the period of this Agreement, the Company will submit to Reinsurers a statement listing all amounts paid and reserved in respect of losses that occurred during the period of this Agreement and are subject to this Agreement. This statement will form the basis of a final agreed value for all such losses but the amounts of the reserves contained therein will be subject to one of the following alternatives to determine their final agreed value:

A	A calculation based on the following criteria:

1	In respect of all “index linked” benefits, annuity values will be calculated based on an annual discount of 0% and an annual escalation of 0%.

2	In respect of all un-indexed benefits, annuity values will be calculated based on an annual discount of 4%.

3	In respect of all future medical costs, annuity calculations will be based on the Company’s evaluation of long-term care and rehabilitation requirements, using an annual discount of 0% and an annual escalation of 0%.

4	Where applicable, impaired life expectancy, survivors’ life expectancy and re-marriage probability will be reflected in the calculation by employing tables recommended by a mutually acceptable actuarial consultant.

B	Any other method of calculating the agreed value of one or more losses, as mutually agreed between the Company and Reinsurers.

The results of such calculations shall constitute the full and final agreed value of all losses that occurred during the period of this Agreement and are subject to this Agreement. The resulting amounts, after application of the Limit and Retention of this Agreement, shall be accepted by the Company as full and final settlement of Reinsurers’ liability, both known and unknown, under this Agreement, whether involving a payment by Reinsurers or not. Upon payment of the amount, if any, shown to be due by Reinsurers to the Company, the Company shall grant Reinsurers full and final release of all liabilities hereunder.

However, if after following the above procedures, the Company and Reinsurers are unable to agree on the final value of the reserves of one or more losses, such differences shall be referred to a panel of three actuaries, one to be chosen by each of the parties to this Agreement and the third to be appointed by the two so chosen. If either party refuses or fails to appoint an actuary within 30 days of being requested to do so in writing by the other party, the other party shall appoint two actuaries. If the two actuaries fail to agree on the appointment of the third actuary within 30 days of their appointment each of them shall name two, of whom the other shall decline one, and the decision shall be made by drawing lots. All actuaries selected by drawing lots shall be:

a.	disinterested in the outcome of the commutation;

b.	regularly engaged in the valuation of Workers Compensation claims;

c.	unconnected with either of the parties to this Agreement; and

d.	a Fellow of the Society of Actuaries, a Fellow of the Casualty Actuarial Society, an Associate of the Society of Actuaries or an Associate of the Casualty Actuarial Society.

Each party shall submit its case to the panel of actuaries within 30 days of the appointment of the third actuary. The decision, in writing, of any two of the actuaries, when filed with the parties hereto, shall be final and binding on both parties. Each party shall bear the expense of its own actuary and shall jointly and equally bear, with the other party, the expenses of the third actuary and the remaining costs, if any, of the commutation.

ARTICLE 13

CURRENCY

Whenever the word “Dollars” or the “$” sign appear in this Agreement, they shall be construed to mean United States Dollars and all transactions under this Agreement shall be in Unites States Dollars.

ARTICLE 14

SUBROGATION

The Company will credit Reinsurers with any reimbursement obtained or recovery made by the Company, less the actual costs (excluding salaries of permanent officials and employees of the Company) of obtaining such reimbursement or making such recovery, on account of claims and settlements involving reinsurance hereunder.

The Company agrees to enforce its rights to salvage or subrogation relating to any loss, a part of which was sustained by Reinsurers, and to prosecute all claims arising out of such rights.

Amounts recovered from subrogation will always be used to reimburse the excess reinsurers in the reverse order of their participation in the loss before being used in any way to reimburse the Company for its primary loss. If the amount recovered exceeds the recovery expense, the recovery expense will be borne by each party in proportion to its benefit from the recovery. If the recovery expense exceeds the amount recovered, the amount recovered (if any) will be applied to the reimbursement of recovery expense and the remaining expense as well as any originally incurred loss expense will be borne by each party in proportion to its liability for the loss before recovery was attempted.

ARTICLE 15

TAXES

The Company will be liable for taxes (except Federal Excise Tax) on premiums reported to Reinsurers hereunder.

If domiciled outside of the United States of America and if not legally exempted from Federal Excise Tax, Reinsurers have agreed to allow for the purposes of paying the Federal Excise Tax the applicable percentage of the premium payable hereon to the extent such premium is subject to Federal Excise Tax.

In the event of any return of premium becoming due hereunder Reinsurers will deduct the applicable percentage from the amount of the return and the Company or its agent should take steps to recover the tax from the U.S. Government.

ARTICLE 16

DELAYS, ERRORS AND OMISSIONS

Inadvertent delays, errors and omissions made in connection with this Agreement shall not relieve either party from any liability which would have attached had such delay, error or omission not occurred, provided always that such error or omission be rectified as soon as possible after its discovery.

ARTICLE 17

ACCESS TO RECORDS

Reinsurers or their designated representatives shall have free access at any reasonable time to all books and records of the Company which pertain in any way to this Agreement.

ARTICLE 18

LOSS RESERVES

This Article applies only to those Reinsurers, signatory hereto, who do not qualify for credit under the regulations of the state insurance authorities or departments which have jurisdiction over the Company’s reserves.

The Company agrees that when, for its Annual Convention Statement purposes, it files with the authorities or departments mentioned above or sets up in its books statutory reserves, it shall forward to Reinsurers a clear statement of Reinsurers’ proportion of such reserves detailing all the amounts involved. Such reserves shall consist of Reinsurance Recoverable (Case and Bulk Reserves), as set forth on Schedule F of the Annual Statement.

Reinsurers, promptly upon receipt of the Company’s statement, shall apply for and secure delivery to the Company of a clean, irrevocable and unconditional Letter of Credit, in an amount equal to their proportion of the stated reserves.

All Letters of Credit procured pursuant to this Agreement shall be issued by a bank which is a member of the Federal Reserve and shall be in full conformity with the requirements of the authorities or departments mentioned in the first paragraph of this Article current at the date of the Company’s statement. Further, they shall be “Evergreen” in that they shall be issued for an initial period of not less than one year and shall be automatically extended for one year from their original expiration dates and subsequently from their extended expiration dates unless and until, at least thirty days before any expiration date, the issuing bank gives notice to the Company by registered mail that the issuing bank elects not to extend the life of the Letter of Credit in question beyond its forthcoming expiration date.

In consideration of the agreement of Reinsurers to furnish such Letters of Credit to the Company to enable it to obtain credit for the reinsurance provided under this Agreement, the Company hereby undertakes to hold such Letters of Credit and the proceeds of any drawings made upon them in trust for the following purposes only:-

(a)	To pay Reinsurers’ share or to reimburse the Company for that share of any liability for loss or allocated loss expense reinsured by this Agreement;

(b)	To refund to Reinsurers any balance by which the amount of the Letter of Credit exceeds Reinsurers’ proportion of any liability for loss or allocated loss expense reinsured by this Agreement.

(c)	In the event that one or more of the Reinsurers gives timely notice of cancellation or non-renewal of their participation in the Letter of Credit and provided that the obligations secured by the Letter of Credit remain unliquidated and undischarged at the time of receipt by the Company of such notice, the Company shall have the option to create a Cash Deposit Account, separate from its own assets, in an amount equal to the participation of the cancelling or non-renewing Reinsurer(s) in the Letter of Credit. That Cash Deposit Account may then be used as in sub-paragraphs (a) and (b) above. It is understood and agreed that this procedure may only be implemented before the expiry of the notice period in respect of cancellation or non-renewal and that if it is implemented, the Company will ensure that a rate of interest is obtained for Reinsurers on such a Cash Deposit Account that is at least equal to the rate which will be paid by Citibank N.A. in New York, and further that the Company will account to Reinsurers on an annual basis for all interests accruing on the Cash Deposit Account to the benefit of Reinsurers.

The issuing bank shall have no responsibility whatsoever in connection with the propriety of drawings made by the Company on the Letters of Credit issued under this Agreement or in connection with the disposition of any funds so withdrawn, except to ensure that drawings are made only upon the order of properly authorised representatives of the Company.

All Letters of Credit procured for the Company under this Agreement shall be adjusted at annual intervals, or more frequently as agreed (but never more frequently than quarterly), to reflect the current balance of Reinsurers’ proportion of the Company’s reserves and the Company shall produce a statement for this purpose detailed in the same way as the original statement on the basis of which such Letters of Credit were first issued. If the statement shows that Reinsurers’ proportion of such reserves exceeds the current amount of the Letters of Credit, Reinsurers shall, within thirty days after receipt of the statement, secure the amendment of the Letters of Credit increasing their amount to the amount of the current balance of these items. If, however, the statement shows that Reinsurers’ proportion of the current balance of those items is less than the amount of the Letters of Credit, the Company shall, within thirty days of receipt of a written request from Reinsurers to do so, facilitate the release of the excessive security by authorising the amendment of the Letters of Credit so as to reduce their amount to the current balance required.

ARTICLE 19

INSOLVENCY

In the event of the insolvency of the Company, reinsurance under this Agreement shall be payable by Reinsurers immediately upon demand, with reasonable provision for verification, on the basis of the liability of the Company under policy or policies reinsured without diminution because of the insolvency of the Company to the Company or to its liquidator, receiver or statutory successor, except as provided by Section 4118 (A) of the New York Insurance Law or except where the Agreement specifically provides another payee of such reinsurance in the event of the insolvency of the Company, and where Reinsurers with the consent of the direct insured or insureds has assumed such policy obligations of the Company as direct obligations of Reinsurers to the payees under such policies and in substitution for the obligations of the Company to such payees.

The liquidator or receiver or statutory successor of the Company shall give written notice to Reinsurers of the pendency of a claim against the Company on the policy or policies reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that during the pendency of such claim Reinsurers may investigate such claim and interpose, at their own expense, in the proceeding where such claim is to be adjudicated any defense or defenses which they may deem available to the Company or its liquidator or receiver or statutory successor. The expense thus incurred by Reinsurers shall be chargeable, subject to court approval, against the Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the Company solely as a result of the defense undertaken by Reinsurers.

Where two or more Reinsurers are involved in the same claim and a majority in interest elect to interpose defense to such claim the expense shall be apportioned in accordance with the terms of this Agreement as though such expense had been incurred by the insolvent Company.

Should the Company go into liquidation or should a receiver be appointed Reinsurers shall be entitled to deduct from any sums which may be due or may become due to the Company under this Agreement, any sums which are due to Reinsurers by the Company under this Agreement and which are payable at a fixed or stated date, as well as any other sums due to Reinsurers which are permitted to be offset under applicable law.

In the event of the insolvency of any company or companies becoming included in the designation of “Company”, this Article will apply only to the insolvent company or companies.

ARTICLE 20

INSOLVENCY CUT THROUGH

1.	If, due to the insolvency of Company, the Company fails to pay the full amount of damages payable by the Company on behalf of the Insured to which the policy applies, Reinsurers will pay, directly on behalf of the Insured, the amount of loss that Reinsurers would otherwise be obligated to pay to the Company for that claim, in the absence of the insolvency of the Company, under the Reinsurance Agreement between the Company and Reinsurers hereinafter referred to as “Reinsurance Agreement”.

2.	Any payment under this Article to the Reinsurance Agreement is subject to and requires the prior approval of the liquidator, rehabilitator, receiver, conservator or court of competent jurisdiction.

3.	Any payment made by Reinsurers under this Clause shall relieve Reinsurers of liability to the Company (or its successor in interest including and liquidator, rehabilitator, receiver, conservator or court of competent jurisdiction) under the Reinsurance Agreement to the extent of such payment. In no event shall Reinsurers be subject to duplicate liability.

4.	To the extent that Reinsurers may be required to make any payment under this Article, they shall automatically be subrogated to the rights of the original insured and the Company, as their interest may appear.

5.	Reinsurers shall have the right, but shall have no obligation or duty to defend the Insured and/or to investigate the settlement of any claim, suit or case to which this Article applies.

It is understood and agreed that, for the purpose of this Article, Reinsurers means Certain Underwriting Members of Lloyd’s of London and/or other insurance carriers with an A.M. Best rating of A- or better.

ARTICLE 21

OFFSET

The Company and/or Reinsurers shall have, and may exercise at any time and from time to time, the right to offset any balance or balances, whether on account of premiums or on account of losses or otherwise, due from one party to the other under the terms of this Agreement. However, in the event of the insolvency of any party hereto, offset shall only be allowed in accordance with the statutes and/or regulations of the state having jurisdiction over the insolvency.

ARTICLE 22

GOVERNING LAW

This Agreement shall be governed as to performance, administration and interpretation by the laws of the State of Pennsylvania, exclusive of the rules with respect to conflicts of law, except as to rules with respect to credit for reinsurance in which case the applicable rules of all states shall apply.

ARTICLE 23

ARBITRATION

As a condition precedent to any right of action hereunder, any dispute arising out of the interpretation, performance or breach of this Agreement, including its formation and validity, shall be submitted for decision to a panel of three arbitrators. Notice requesting arbitration will be in writing and sent certified or registered mail, return receipt requested.

One arbitrator shall be chosen by each party and the two arbitrators shall, before instituting the hearing, choose an impartial third arbitrator who shall preside at the hearing. If either party fails to appoint its arbitrator within thirty (30) days after being requested to do so by the other party, the latter, after ten (10) days notice by certified or registered mail of its intention to do so, may appoint the second arbitrator.

If the two arbitrators are unable to agree upon the third arbitrator within thirty (30) days of their appointment, the third arbitrator shall be selected from a list of six individuals (three named by each arbitrator) by a judge of the federal district court having jurisdiction over the geographical area in which the arbitration is to take place, or if the federal court declines to act, the state court having general jurisdiction in such area.

All arbitrators shall be disinterested, active or former executive officers of insurance or reinsurance companies or Underwriters at Lloyd’s, London.

Within thirty (30) days after notice of appointment of all arbitrators, the panel shall meet and determine timely periods for briefs, discovery procedures and schedules for hearings. The panel shall be relieved of all judicial formality and shall not be bound by the strict rules of procedure and evidence. Unless the panel agrees otherwise, arbitration shall take place in Lancaster, Pennsylvania, but the venue may be changed when deemed by the panel to be in the best interest of the arbitration proceeding. Insofar as the arbitration panel looks to substantive law, it shall consider the law of the State of Pennsylvania. The decision of any two arbitrators when rendered in writing shall be final and binding upon all parties to the arbitration. The panel is empowered to grant interim relief as it may deem appropriate.

The panel shall interpret this Agreement as an honourable engagement rather than as merely a legal obligation and shall make its decision considering the custom and practice of the applicable insurance and reinsurance business as promptly as possible following the termination of the hearings. Judgment upon the award may be entered in any court having jurisdiction thereof.

Each party shall bear the expense of its own arbitrator and shall jointly and equally bear with the other party the cost of the third arbitrator.

The remaining costs of the arbitration shall be allocated by the panel. The panel may, at its discretion, award such further costs and expenses as it considers appropriate, including but not limited to attorneys fees, to the extent permitted by law.

If more than one Reinsurer is involved in arbitration where there are common questions of law of fact and possibility of conflicting awards or inconsistent results, all such Reinsurers may constitute and act as one party for purposes of this Article and communications shall be made by the Company to each of the Reinsurers constituting the one party; provided however, that nothing herein shall impair the rights of such Reinsurers to assert several, rather than joint defences or claims, nor be construed as changing the liability of Reinsurers under the terms of this Agreement from several to joint.

ARTICLE 24

SERVICE OF SUIT

It is agreed that in the event of the failure of Reinsurers hereon to pay any amount claimed to be due hereunder, Reinsurers hereon, at the request of the Company will submit to the jurisdiction of a Court of competent jurisdiction within the United States. Nothing in this clause constitutes or should be understood to constitute a waiver of Reinsurers’ right to commence an action in any Court of competent jurisdiction in the United States, to remove an action to a United States District Court, or to seek a transfer of a case to another Court as permitted by the laws of the United States or of any State in the United States. It is further agreed that service of process in such suit may be made upon Mendes and Mount, 750 Seventh Avenue, New York, New York 10019-6829 and that in any suit instituted against any one of them upon this agreement, Reinsurers will abide by the final decision of such Court or of any Appellate in the event of an appeal.

The above-named are authorised and directed to accept service of process on behalf of Reinsurers in any such suit and/or upon the request of the Company to give a written undertaking to the Company that they will enter a general appearance upon Reinsurers’ behalf in the event such a suit shall be instituted.

Further, pursuant to any statute of any state, territory or district of the United States which makes provision therefor, Reinsurers hereon hereby designate the Superintendent, Commissioner or Director of Insurance or other officer specified for that purpose in the statute, or his successor or successors in office, as their true and lawful attorney upon whom may be served any lawful process in any action, suit or proceeding instituted by or on behalf of the Company or any beneficiary hereunder arising out of this agreement or reinsurance, and hereby designate the above-named as the person to whom the said officer is authorised to mail such process or a true copy thereof.

ARTICLE 25

AGENCY

For the purposes of sending and receiving notices and payments required by this Agreement, Eastern Alliance Insurance Company will be deemed the agent of all of the other reinsured companies. In no event, however will any reinsured company be deemed the agent of another with respect to Article 19 Insolvency.

ARTICLE 26

SEVERABILITY

If any provision of this Agreement shall be rendered illegal or unenforceable by the laws, regulation or public policy of any state, such provision shall be considered void in such state, but this shall not affect the validity or enforceability of any other provision of this Agreement or the enforceability of such provision in any other jurisdiction.

ARTICLE 27

INTERMEDIARY

Denis M Clayton & Co Ltd is hereby recognised as the Intermediary negotiating this agreement for all business hereunder. All communications (including but not limited to notices, statements, premiums, return premiums, commissions, taxes, losses, loss adjustment expenses, salvages, and loss settlements) relating thereto shall be transmitted to the Company or Reinsurers through the office of Denis M Clayton & Co Ltd, Landmark House, 69 Leadenhall Street, London, EC3A 2DB. Payments by the Company to the Intermediary shall be deemed to constitute payment to Reinsurers. Payments by Reinsurers to the Intermediary shall be deemed only to constitute payment to the Company to the extent that such payments are actually received by the Company.

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE U.S.A. (BRMA 35A)

(1)	This reinsurance does not cover any loss or liability accruing to the Reassured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber or association.

(2)	Without in any way restricting the operation of paragraph (1) of this Clause it is understood and agreed that for all purposes of this reinsurance all the original policies of the Reassured (new, renewal and replacement) of the classes specified in Clause II of this paragraph (2) from the time specified in Clause III in this paragraph (2) shall be deemed to include the following provision (specified as the Limited Exclusion Provision):

Limited Exclusion Provision.*

I.	It is agreed that the policy does not apply under any liability coverage,

to	{	injury, sickness, disease, death or destruction	with respect to which an
bodily injury or property damage

insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability.

II.	Family Automobile Policies (liability only), Special Automobile Policies (private passenger automobiles, liability only), Farmers Comprehensive Personal Liability Policies (liability only), Comprehensive Personal Liability Policies (liability only) or policies of a similar nature; and the liability portion of combination forms related to the four classes of policies stated above, such as the Comprehensive Dwelling Policy and the applicable types of Homeowners Policies.

III.	The inception dates and thereafter of all original policies as described in II above, whether new, renewal or replacement, being policies which either

(a) become effective on or after 1st May, 1960, or

(b) become effective before that date and contain the Limited Exclusion Provision set out above;

provided this paragraph (2) shall not be applicable to Family Automobile Policies, Special Automobile Policies, or policies or combination policies of a similar nature, issued by the Reassured on New York risks, until 90 days following approval of the Limited Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(3)	Except for those classes of policies specified in Clause II of paragraph (2) and without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that for all purposes of this reinsurance the original liability policies of the Reassured (new, renewal and replacement) affording the following coverages:

Owners, Landlords and Tenants Liability, Contractual Liability, Elevator Liability, Owners or Contractors (including railroad) Protective Liability, Manufacturers and Contractors Liability, Product Liability, Professional and Malpractice Liability, Storekeepers Liability, Garage Liability, Automobile Liability (including Massachusetts Motor Vehicle or Garage Liability)

shall be deemed to include, with respect to such coverages, from the time specified in Clause V of this paragraph (3), the following provision (specified as the Broad Exclusion Provision):

Broad Exclusion Provision.*

It is agreed that the policy does not apply:

I.	Under any Liability Coverage, to	{	injury, sickness, disease, death or destruction bodily injury or property damage

(a)	with respect to which an insured under the policy is also an insured under a nuclear energy liability policy issued by Nuclear Energy Liability Insurance Association, Mutual Atomic Energy Liability Underwriters or Nuclear Insurance Association of Canada, or would be an insured under any such policy but for its termination upon exhaustion of its limit of liability; or

(b)	resulting from the hazardous properties of nuclear material and with respect to which (1) any person or organization is required to maintain financial protection pursuant to the Atomic Energy Act of 1954, or any law amendatory thereof, or (2) the insured is, or had this policy not been issued would be, entitled to indemnity from the United States of America, or any agency thereof, under any agreement entered into by the United States of America, or any agency thereof, with any person or organization.

II.	Under any Medical Payments Coverage, or under any Supplementary Payments Provision

relating to	{	immediate medical or surgical relief	to expenses incurred with respect

first aid,

to	{	bodily injury, sickness, disease or death	resulting from the hazardous

bodily injury

properties of nuclear material and arising out of the operation of a nuclear facility by any person or organization.

III.	Under any Liability Coverage to	{	injury, sickness, disease, death or destruction bodily injury or property damage resulting from the hazardous properties of nuclear material, if

(a)	the nuclear material (1) is at any nuclear facility owned by, or operated by or on behalf of, an insured or (2) has been discharged or dispersed therefrom;

(b)	the nuclear material is contained in spent fuel or waste at any time possessed, handled, used, processed, stored, transported or disposed of by or on behalf of an insured; or

(c)	the	{	injury, sickness, disease, death or destruction bodily injury or property damage	arises out of the

furnishing by an insured of services, materials, parts or equipment in connection, with the planning, construction, maintenance, operation or use of any nuclear facility, but if such facility is located within the United States of America, its territories, or possessions or Canada, this exclusion (c) applies only

to	{	injury to or destruction of property at such nuclear facility property damage to such nuclear facility and any property thereat.

IV.	As used in this endorsement:

“hazardous properties” include radioactive, toxic or explosive properties; “nuclear material” means source material, special nuclear material or by-product material; “source material,” “special nuclear material,” and “by-product material” have the meanings given them in the Atomic Energy Act of 1954 or in any law amendatory thereof; “spent fuel” means any fuel element or fuel component, solid or liquid, which has been used or exposed to radiation in a nuclear reactor; “waste” means any waste material (1) containing by-product material and (2) resulting from the operation by any person or organization of any nuclear facility included within the definition of nuclear facility under paragraph (a) or (b) thereof; “nuclear facility” means

(a)	any nuclear reactor,

(b)	any equipment or device designed or used for (1) separating the isotopes of uranium or plutonium, (2) processing or utilizing spent fuel, or (3) handling processing or packaging waste,

(c)	any equipment or device used for the processing, fabricating or alloying of special nuclear material if at any time the total amount of such material in the custody of the insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235,

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste,

and includes the site on which any of the foregoing is located, all operations conducted on such site and all premises used for such operations; “nuclear reactor” means any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of fissionable material;

{	With respect to injury to or destruction of property, the word “injury” or “destruction” includes all forms of radioactive contamination of property.	“property damage” includes all forms of radioactive contamination of property.

V.	The inception dates and thereafter of all original policies affording coverages specified in this paragraph (3), whether new, renewal or replacement, being policies which become effective on or after 1st May, 1960, provided this paragraph (3) shall not be applicable to

(i)	Garage and Automobile Policies issued by the Reassured on New York risks, or

(ii)	statutory liability insurance required under Chapter 90, General Laws of Massachusetts,

until 90 days following approval of the Broad Exclusion Provision by the Governmental Authority having jurisdiction thereof.

(4)

Without in any way restricting the operation of paragraph (1) of this Clause, it is understood and agreed that paragraphs (2) and (3) above are not applicable to original liability policies of the Reassured in Canada and that with respect to such policies this Clause shall be deemed to include the Nuclear Energy Liability Exclusion Provisions adopted by the Canadian Underwriters’ Association of the Independent Insurance Conference of Canada.

BRMA35A

*NOTE:	The words printed in italics in the Limited Exclusion Provision and in the Broad Exclusion Provision shall apply only in relation to original liability policies which include a Limited Exclusion Provision or a Broad Exclusion Provision containing those words.

NUCLEAR INCIDENT EXCLUSION CLAUSE - LIABILITY - REINSURANCE CANADA (BRMA 35D)

1.	This Agreement does not cover any loss or liability accruing to the Reinsured as a member of, or subscriber to, any association of insurers or reinsurers formed for the purpose of covering nuclear energy risks or as a direct or indirect reinsurer of any such member, subscriber, or association.

2.	Without in any way restricting the operation of paragraph 1 of his clause it is agreed that for all purposes of this Agreement all the original liability contracts of the Reinsured, whether new, renewal or replacement, of the following classes, namely,

Personal Liability.

Farmers’ Liability.

Storekeepers’ Liability.

which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision:

Limited Exclusion Provision.

This Policy does not apply to bodily injury or property damage with respect to which the Insured is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limits of liability.

With respect to property, loss of use of such property shall be deemed to be property damage.

3.	Without in any way restricting the operation of paragraph 1 of this clause it is agreed that for all purposes of this Agreement all the original liability contracts of the Company, whether new, renewal or replacement, of any class whatsoever (other than Personal Liability, Farmers’ Liability, Storekeepers’ Liability or Automobile Liability contracts), which become effective on or after 31st December 1984, shall be deemed to include, from their inception dates and thereafter, the following provision:

Broad Exclusion Provision.

It is agreed that this Policy does not apply:

(a)	to liability imposed by or arising under The Nuclear Liability Act; nor

(b)	to bodily injury or property damage with respect to which an Insured under this Policy is also insured under a contract of nuclear energy liability insurance (whether the Insured is unnamed in such contract and whether or not it is legally enforceable by the Insured) issued by the Nuclear Insurance Association of Canada or any other insurer or group or pool of insurers or would be an Insured under any such policy but for its termination upon exhaustion of its limit of liability; nor

(c)	to bodily injury or property damage resulting directly or indirectly from the nuclear energy hazard arising from:

(i)	the ownership, maintenance, operation or use of a nuclear facility by or on behalf of an Insured;

(ii)	the furnishing by an Insured of services, materials, parts or equipment in connection with the planning, construction, maintenance, operation or use of any nuclear facility; and

(iii)	the possession, consumption, use, handling, disposal or transportation of fissionable substances or of other radioactive material (except radioactive isotopes, away from a nuclear facility, which have reached the final stage of fabrication so as to be usable for any scientific, medical, agricultural, commercial or industrial purpose) used, distributed, handled or sold by an Insured.

As used in this Policy:

1.	The term “nuclear energy hazard” means the radioactive, toxic, explosive or other hazardous properties of radioactive material;

2.	The term “radioactive material” means uranium, thorium, plutonium, neptunium, their respective derivatives and compounds, radioactive isotopes of other elements and any other substances that the Atomic Energy Control Board may, by regulation, designate as being prescribed substances capable of releasing atomic energy, or as being requisite for the production, use or application of atomic energy;

3.	The term “nuclear facility” means:

(a)	any apparatus designed or used to sustain nuclear fission in a self-supporting chain reaction or to contain a critical mass of plutonium, thorium and uranium or any one or more of them;

(b)	any equipment or device designed or used for (i)separating the isotopes of plutonium, thorium and uranium or any one or more of them, (ii) processing or utilizing spent fuel, or (iii) handling, processing or packaging waste;

(c)	any equipment or device used for the processing, fabricating or alloying of plutonium, thorium or uranium enriched in the isotope uranium 233 or in the isotope uranium 235, or any one or more of them if at any time the total amount of such material in the custody of the Insured at the premises where such equipment or device is located consists of or contains more than 25 grams of plutonium or uranium 233 or any combination thereof, or more than 250 grams of uranium 235;

(d)	any structure, basin, excavation, premises or place prepared or used for the storage or disposal of waste radioactive material; and includes the site on which any of the foregoing is located, together with all operations conducted thereon and all premises used for such operations.

4.	The term “fissionable substance” means any prescribed substance that is, or from which can be obtained, a substance capable of releasing atomic energy by nuclear fission.

5.	With respect to property, loss of use of such property shall be deemed to be property damage.

INSOLVENCY FUND EXCLUSION (BRMA 20A)

It is agreed that this Contract excludes all liability of the Company arising by contract, operation of law, or otherwise, from its participation or membership, whether voluntary or involuntary, in any insolvency fund. “Insolvency Fund” includes any guaranty fund, insolvency fund, plan, pool, association, fund or other arrangement, howsoever denominated, established or governed, which provides for any assessment of or payment or assumption by the Company of part or all of any claim, debt, charge, fee, or other obligation of an insurer, or its successors or assigns, which has been declared by any competent authority to be insolvent, or which is otherwise deemed unable to meet any claim, debt, charge, fee or other obligation in whole or in part.